Exhibit 99.1

World Fuel Services Corporation Reports Second Quarter Earnings

MIAMI--(BUSINESS WIRE)--July 30, 2015--World Fuel Services Corporation (NYSE: INT) today reported second quarter net income of $29.9 million or $0.42 diluted earnings per share compared to $48.2 million or $0.68 diluted earnings per share in the second quarter of 2014. Non-GAAP net income and diluted earnings per share for the second quarter, excluding share-based compensation and amortization of acquired intangible assets were $37.9 million and $0.53, respectively, compared to $57.9 million and $0.81 in 2014, which also excluded an executive non-renewal charge.

“While we posted record volumes in all segments, seasonality in Watson Fuels and low prices coupled with reduced volatility in marine, significantly impacted profitability,” stated Michael J. Kasbar, chairman and chief executive officer of World Fuel Services Corporation. “We expect a significant rebound in our results in the second half of the year and remain optimistic about our long-term growth prospects.”

The company’s aviation segment generated gross profit of $85.0 million, an increase of $2.1 million or 3% sequentially and $3.2 million or 4% year-over-year. The company’s marine segment generated gross profit of $41.8 million, a decrease of $12.1 million or 23% sequentially and $7.0 million or 14% year-over-year. The company’s land segment posted gross profit of $63.6 million, a decrease of $15.0 million or 19% sequentially, but an increase of $2.7 million or 4% year-over-year.

“Despite the decline in consolidated earnings this quarter, our balance sheet has strengthened and we generated $71 million of cash flow from operations, marking the twelfth consecutive quarter of positive cash flow, totaling nearly $800 million over that period,” said Ira M. Birns, executive vice president and chief financial officer. “Our cash balance increased to nearly $500 million this quarter, reducing our net debt-to-EBITDA to 0.8x. Our solid financial profile will serve us well as we deploy capital resources to fund organic growth initiatives and strategic investments.”

Non-GAAP Financial Measures

The non-GAAP financial measures exclude costs associated with share-based compensation, amortization of acquired intangible assets, deferred revenue purchase accounting adjustments, expenses related to the acquisition of Watson Petroleum Limited (now known as WFL (UK) Limited) (“Watson Petroleum”), the termination of an employment agreement and the executive non-renewal charge primarily because we do not believe they are reflective of the Company’s core operating results. We believe the exclusion of share-based compensation from operating expenses is useful given the variation in expense that can result from changes in the fair value of our common stock, the effect of which is unrelated to the operational conditions that give rise to variations in the components of our operating costs. Also, we believe the exclusion of the amortization of acquired intangible assets, the expenses related to the acquisition of Watson Petroleum, the termination of an employment agreement and the executive non-renewal charge are useful for purposes of evaluating operating performance of our core operating results and comparing them period over period. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value. Although this acquisition accounting requirement has no impact on our business or cash flows, it adversely impacts our reported GAAP revenue in the reporting periods following an acquisition. We believe that the exclusion of the deferred revenue purchase accounting adjustment is useful to investors as an additional means to reflect trends of our business and provides investors with financial information that facilitates comparison of both historical and future results. We believe that these non-GAAP financial measures, when considered in conjunction with our financial information prepared in accordance with GAAP, are useful to investors to further aid in evaluating the ongoing financial performance of the Company and to provide greater transparency as supplemental information to our GAAP results.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In addition, our presentation of non-GAAP net income and non-GAAP diluted earnings per common share may not be comparable to the presentation of such metrics by other companies. Non-GAAP diluted earnings per common share is computed by dividing non-GAAP net income attributable to World Fuel and available to common shareholders by the sum of the weighted average number of shares of common stock, stock units, restricted stock entitled to dividends not subject to forfeiture and vested RSUs outstanding during the period and the number of additional shares of common stock that would have been outstanding if our outstanding potentially dilutive securities had been issued. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures.

Information Relating to Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations about our performance during the second half of the year and our growth prospects, initiatives and strategy. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the company’s Securities and Exchange Commission (“SEC”) filings, including the company’s Annual Report on Form 10-K filed with the SEC on February 12, 2015. Actual results may differ materially from any forward-looking statements due to risks and uncertainties, including, but not limited to: our ability to effectively integrate and derive benefits from acquired businesses, our ability to capitalize on new market opportunities, potential liabilities and the extent of any insurance coverage, the outcome of pending litigation and other proceedings, the impact of quarterly fluctuations in results, the creditworthiness of our customers and counterparties and our ability to collect accounts receivable, fluctuations in world oil prices or foreign currency, changes in political, economic, regulatory, or environmental conditions, adverse conditions in the markets or industries in which we or our customers and suppliers operate, our failure to effectively hedge certain financial risks associated with the use of derivatives, non-performance by counterparties or customers on derivatives contracts, loss of, or reduced sales, to a significant government customer, uninsured losses, the impact of natural disasters, adverse results in legal disputes, unanticipated tax liabilities, our ability to retain and attract senior management and other key employees and other risks detailed from time to time in the company’s SEC filings. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changes in expectations, future events, or otherwise.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a global fuel logistics, transaction management and payment processing company, principally engaged in the distribution of fuel and related products and services in the aviation, marine and land transportation industries. World Fuel Services sells fuel and delivers services to its clients at more than 8,000 locations in more than 200 countries and territories worldwide.

The company's global team of market makers provides deep domain expertise in all aspects of aviation, marine and land fuel management. Aviation customers include commercial airlines, cargo carriers, private aircraft and fixed base operators (FBOs), as well as the United States and foreign governments. World Fuel Services' marine customers include international container and tanker fleets, cruise lines and time-charter operators, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial, residential and government accounts. The company also offers transaction management services which consist of card payment solutions and merchant processing services to customers in the aviation, marine and land transportation industries. For more information, call 305-428-8000 or visit www.wfscorp.com.

WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED - IN MILLIONS)

	As of
	June 30,	December 31,
	2015	2014

Assets:
Current assets:
Cash and cash equivalents	$489.7	$302.3
Accounts receivable, net	2,358.2	2,307.4
Inventories	450.8	437.6
Prepaid expenses and other current assets	583.8	627.1

Total current assets	3,882.5	3,674.4

Property and equipment, net	212.4	203.4

Goodwill, identifiable intangible and other non-current assets	1,007.6	1,002.3

Total assets	$5,102.5	$4,880.1

Liabilities and equity:
Liabilities:
Current liabilities:
Short-term debt	$22.2	$17.9
Accounts payable	1,897.4	1,850.1
Accrued expenses and other current liabilities	396.5	371.4

Total current liabilities	2,316.1	2,239.4

Long-term debt	751.6	672.0
Other long-term liabilities	134.7	103.8
Total liabilities	3,202.4	3,015.2

Equity:
World Fuel shareholders' equity	1,890.6	1,855.4
Noncontrolling interest equity	9.5	9.5
Total equity	1,900.1	1,864.9

Total liabilities and equity	$5,102.5	$4,880.1

WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED - IN MILLIONS, EXCEPT EARNINGS PER SHARE DATA)

	For the Three Months ended		For the Six Months ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenue	$8,496.4	$11,342.5	$15,837.1	$21,893.4
Cost of revenue	8,306.0	11,151.0	15,431.3	21,513.9

Gross profit	190.4	191.5	405.8	379.5

Operating expenses:
Compensation and employee benefits	87.5	77.4	176.2	148.4
Provision for bad debt	2.3	1.2	3.6	2.3
General and administrative	59.0	53.1	113.0	104.7

Total operating expenses	148.8	131.7	292.8	255.4

Income from operations	41.6	59.8	113.0	124.1
Non-operating expenses, net	(8.0)	(3.2)	(15.0)	(5.7)

Income before income taxes	33.6	56.6	98.0	118.4
Provision for income taxes	5.2	10.2	15.1	21.5

Net income including noncontrolling interest	28.4	46.4	82.9	96.9
Net loss attributable to noncontrolling interest	(1.5)	(1.8)	(2.6)	(2.1)

Net income attributable to World Fuel	$29.9	$48.2	$85.5	$99.0

Basic earnings per common share	$0.42	$0.68	$1.21	$1.40

Basic weighted average common shares	70.7	70.8	70.7	70.8

Diluted earnings per common share	$0.42	$0.68	1.20	1.39

Diluted weighted average common shares	71.2	71.4	71.3	71.4

WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED - IN MILLIONS)

	For the Three Months ended		For the Six Months ended
	June 30,		June 30,
	2015	2014	2015	2014

Cash flows from operating activities:
Net income including noncontrolling interest	$28.4	$46.4	$82.9	$96.9
Adjustments to reconcile net income including
noncontrolling interest to net cash provided by
operating activities:
Depreciation and amortization	15.1	14.7	28.5	27.1
Provision for bad debt	2.3	1.2	3.6	2.3
Share-based payment award compensation costs	4.2	3.7	8.4	7.7
Other	18.8	(0.1)	10.3	4.4
Change in cash collateral with financial counterparties	105.6	8.9	149.2	(1.2)
Changes in assets and liabilities, net of acquisitions	(103.5)	(64.4)	(105.1)	(35.2)
Total adjustments	42.5	(36.0)	94.9	5.1
Net cash provided by operating activities	70.9	10.4	177.8	102.0

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired and other investments	(2.8)	(10.2)	(6.5)	(164.2)
Capital expenditures	(8.8)	(11.1)	(21.9)	(20.0)
Escrow payment related to an assumed obligation of an acquired business	-	-	-	(21.7)
Other	(0.9)	(0.9)	4.4	(0.9)
Net cash used in investing activities	(12.5)	(22.2)	(24.0)	(206.8)

Cash flows from financing activities:
Borrowings of debt, net	73.8	(35.3)	80.5	216.9
Dividends paid on common stock	(4.3)	(2.7)	(6.9)	(5.3)
Other	(32.4)	(1.1)	(38.9)	(3.4)
Net cash provided by (used in) financing activities	37.1	(39.1)	34.7	208.2

Effect of exchange rate changes on cash and cash equivalents	3.2	1.0	(1.1)	1.1

Net increase (decrease) in cash and cash equivalents	98.7	(49.9)	187.4	104.5

Cash and cash equivalents, as of beginning of period	391.0	446.5	302.3	292.1

Cash and cash equivalents, as of end of period	$489.7	$396.6	$489.7	$396.6

WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED - IN MILLIONS, EXCEPT EARNINGS PER SHARE DATA)

	For the Three Months ended		For the Six Months ended
	June 30,		June 30,
	2015	2014	2015	2014

Non-GAAP financial measures and reconciliation:

GAAP net income attributable to World Fuel	$29.9	$48.2	$85.5	$99.0
Share-based compensation expense, net of income taxes (1)	2.9	1.8	5.2	4.4
Intangible asset amortization expense, net of income taxes (2)	5.1	4.9	8.8	8.8
Deferred revenue purchase accounting adjustment, net of income taxes (3)	-	-	1.1	-
Expenses related to acquisition of Watson Petroleum	-	-	-	1.1
Termination of employment agreement, net of income taxes (4)	-	-	2.3	-
Executive non-renewal charge, net of income taxes (5)	-	3.0	-	3.0
Non-GAAP net income attributable to World Fuel	$37.9	$57.9	$102.9	$116.3

GAAP diluted earnings per common share	$0.42	$0.68	$1.20	$1.39
Share-based compensation expense, net of income taxes (1)	0.04	0.02	0.07	0.06
Intangible asset amortization expense, net of income taxes (2)	0.07	0.07	0.12	0.12
Deferred revenue purchase accounting adjustment, net of income taxes (3)	-	-	0.02	-
Expenses related to acquisition of Watson Petroleum	-	-	-	0.02
Termination of employment agreement, net of income taxes (4)	-	-	0.03	-
Executive non-renewal charge, net of income taxes (5)	-	0.04	-	0.04
Non-GAAP diluted earnings per common share	$0.53	$0.81	$1.44	$1.63

(1) The pre-tax amount of share-based compensation expense was $4.2 and $2.6 million for the three months ended June 30, 2015 and 2014, respectively, and $7.6 and $6.5 for the six months ended June 30, 2015 and 2014 respectively.

(2) The pre-tax amount of intangible asset amortization expense was $6.8 and $7.2 million for the three months ended June 30, 2015 and 2014, respectively, and $12.2 and $13.1 for the six months ended June 30, 2015 and 2014, respectively.

(3) The pre-tax amount of the deferred revenue purchase accounting adjustment was $1.5 million for the six months ended June 30, 2015.

(4) The pre-tax amount of the termination of employment agreement was $3.8 million for the six months ended June 30, 2015.

(5) The pre-tax amount of the executive non-renewal charge was $4.8 million for the three months ended and six months ended June 30, 2014.

WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS INFORMATION
(UNAUDITED - IN MILLIONS)

	For the Three Months ended		For the Six Months ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue:
Aviation segment	$3,185.3	$4,436.5	$6,082.3	$8,686.4
Marine segment	2,805.4	3,532.8	5,126.1	7,013.0
Land segment	2,505.7	3,373.2	4,628.7	6,194.0
	$8,496.4	$11,342.5	$15,837.1	$21,893.4

Gross profit:
Aviation segment	$85.0	$81.8	$167.9	$150.7
Marine segment	41.8	48.8	95.7	96.7
Land segment	63.6	60.9	142.2	132.1
	$190.4	$191.5	$405.8	$379.5

Income from operations:
Aviation segment	$26.0	$37.2	$53.8	$67.2
Marine segment	13.6	20.9	39.7	42.0
Land segment	16.5	14.4	48.3	40.9
	$56.1	$72.5	141.8	150.1
Corporate overhead - unallocated	14.5	12.7	28.8	26.0
	$41.6	$59.8	$113.0	$124.1

CONTACT:
World Fuel Services Corporation
Ira M. Birns, Executive Vice President &
Chief Financial Officer
or
Glenn Klevitz
Vice President, Assistant Treasurer
305-428-8000